Exhibit 99.1

Press Contacts:	Ernie Knewitz	Amy Jo Meyer
	(732) 524-6623	(732) 524-6678
	(917) 697-2318 (M)	(908) 616-6250 (M)
Investor Contacts:	Louise Mehrotra	Sue Hohenleitner
	(732) 524-6491	(732) 524-3709

For Immediate Release

Johnson & Johnson Announces $5 Billion Share Repurchase Program
New Brunswick, NJ (July 21, 2014) - Johnson & Johnson (NYSE: JNJ) today announced that its Board of Directors has approved the repurchase of up to $5 billion of the company's common stock. Repurchases may be made at management’s discretion from time to time on the open market or through privately negotiated transactions. The repurchase program has no time limit and may be suspended for periods or discontinued at any time. Any shares acquired will be available for general corporate purposes. The company had approximately 2,822.6 million shares of common stock outstanding as of June 29, 2014.
About Johnson & Johnson
Caring for the world, one person at a time, inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 126,000 employees at more than 270 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.
(This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, related to the company’s plans with respect to share repurchases, involving, among other things, uncertainties inherent in business and financial planning. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson. Risks and uncertainties include, but are not limited to, economic factors, such as interest rate and currency exchange rate fluctuations; competition, including new products attained by competitors; challenges inherent in new product development; the impact of patent expirations; challenges to patents; significant adverse litigation or government action, including related to product liability claims; impact of business combinations and divestitures; changes in behavior and spending patterns or financial distress of purchasers of health care products and services; changes to governmental laws and regulations and domestic and foreign health care reforms; trends toward health care cost containment; increased scrutiny of the health care industry by government agencies; financial instability of international economies and sovereign risk; manufacturing difficulties or delays, internally or within the supply chain; and product efficacy or safety concerns resulting in product recalls or regulatory action. A further list and description of these risks, uncertainties and other factors can be found in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended December 29, 2013, including Exhibit 99 thereto, and the company’s subsequent filings with the Securities and Exchange

Commission. Copies of these filings are available online at www.sec.gov, www.investor.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)

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